Exhibit (a)(5)

WRITTEN CONSENT

OF

CERTAIN STOCKHOLDERS

OF

SCHIFF NUTRITION INTERNATIONAL, INC.

Pursuant to Section 228 of the

Delaware General Corporation Law

The undersigned stockholders of Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 7 of the Amended and Restated Bylaws of the Company, consenting together as a single class, do hereby irrevocably consent to the adoption of the following recitals and resolutions without the necessity of a meeting of the stockholders of the Company:

Adoption of the Merger Agreement

WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 21, 2012, by and among Reckitt Benckiser LLC, a Delaware limited liability company (“Parent”), Ascot Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Schiff Nutrition International, Inc., a Delaware corporation (the “Company”) and, solely for the purposes of Section 6.17 thereof, Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company to continue as the surviving corporation of the Merger;

WHEREAS, capitalized terms used but not otherwise defined in this written consent (this “Written Consent”) have the meanings set forth in the Merger Agreement;

WHEREAS, the Company Board has (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their Shares in favor of adopting the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each stockholder of the Company will be entitled to receive $42.00 for each Share held by them immediately prior to the Effective Time, payable net to the stockholder in cash, without interest;

WHEREAS, the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to adopt the Merger Agreement;

WHEREAS, the undersigned stockholders of the Company own, together, 7,486,574 shares of Class A Common Stock and 7,486,574 shares of Class B Common Stock, representing in the aggregate approximately 85.16% of the voting power of the outstanding Company Common Stock; and

WHEREAS, the undersigned stockholders of the Company have reviewed the Merger Agreement and such other information as they believe necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent.

NOW, THEREFORE, BE IT:

RESOLVED, that the undersigned, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve in all respects the Merger and the other transactions contemplated by the Merger Agreement; and be it

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent on the date first set forth underneath its name below.

WEIDER HEALTH AND FITNESS

By:	/s/ Eric Weider
Name: Eric Weider
Title: President

Date: November 21, 2012

TPG STAR SNI, L.P.

By:	TPG STAR ADVISORS, L.L.C., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

Date: November 21, 2012

[Signature Page to Written Consent of Certain Stockholders of Schiff Nutrition International, Inc.]